UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53290

Delaware	26-2940963
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10005 Muirlands Boulevard
Suite G
Irvine, California, 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b)  On August 24, 2016, the Board of Directors (the “Board”) of ChromaDex Corporation (the “Company”) appointed Stephen Allen as a member of the Audit Committee (the “Audit Committee”) of the Board to fill the vacancy on the Audit Committee created by Reid Dabney’s resignation from the Board, which is described under Item 5.02 below.

In connection with Mr. Dabney’s resignation, and to comply with Nasdaq Listing Rule 5605(c)(4)(B), on August 20, 2016, the Company notified The Nasdaq Stock Market LLC that the Audit Committee was not comprised of at least three independent directors as required by Nasdaq Listing Rule 5605(c)(2)(A), which noncompliance was subsequently cured by the appointment of Mr. Allen as a member of the Audit Committee.  In response to the Company’s notice, The Nasdaq Stock Market LLC issued a letter to the Company on August 23, 2016 indicating that the Company no longer complies with the audit committee requirements set forth in Nasdaq Listing Rule 5605(c)(2)(A).  As a result of the appointment of Mr. Allen as a member of the Audit Committee, the Company believes it has now regained compliance with the audit committee requirements as set forth in NASDAQ Listing Rule 5605(c)(2)(A).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 19, 2016, Mr. Dabney resigned as a member of the Board, effective immediately.  Mr. Dabney’s resignation was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2016	CHROMADEX CORPORATION

	By:	/s/ Frank L. Jaksch, Jr.
Frank L. Jaksch, Jr.
Chief Executive Officer